Senseonics Holdings, Inc. Reports Second Quarter 2026 Financial Results

●	Generated second quarter revenue of $14.5 million, an increase of approximately 120% year-over-year
●	Raising full-year 2026 revenue guidance to $62 million to $66 million from $60 million to $64 million, representing year-over-year growth of 76% to 87%
●	Achieved gross margin of approximately 59% during Q2, and raising full-year gross margin guidance to a range of 58% to 61% from 55% to 58%

GERMANTOWN, MD., August 6, 2026 (GLOBE NEWSWIRE) -- Senseonics Holdings, Inc. (NASDAQ: SENS), a medical technology company focused on the design, development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced second quarter 2026 financial results and provided a business update.

Recent Highlights & Accomplishments

●	Drove second consecutive quarter of strong execution and performance since bringing U.S. Eversense® commercial operations in-house, delivering expansion of second quarter revenue to $14.5 million and gross margins to approximately 59%
●	Continued robust U.S. commercial momentum, with U.S. revenue growing more than 150% year-over-year, our highest quarterly shipment volume in company history, and active prescribers up approximately 130% year-over-year
●	Scaled Eon Care past 90 nurses and to approximately 40% of Eversense insertion procedures, on track for our year-end goal of 100 nurses
●	Closed the commercial transition of the European business from Ascensia in June, bringing the full sales and marketing organization in-house across Germany, Italy, Spain and Sweden
●	Strengthened the balance sheet with the more than $100 million raised during Q2 — approximately $90 million in equity proceeds plus an expanded Hercules Capital facility of up to $140 million

“This was the strongest quarter in Senseonics’ history, achieving record revenue and expanded margins, while integrating European commercial operations, building Eon Care, and advancing our Gemini and Freedom development programs,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Revenue grew approximately 120% year-over-year, and we delivered gross margin above our guided range for the second consecutive quarter, which validates the decision we made to bring our commercial organization fully in-house. The European commercial CGM organization is now integrated into Senseonics, and Eon Care continues to scale as one of our most important growth drivers. Given our momentum, we’re raising our full-year revenue and margin guidance. We’re not just growing the business — we’re redefining what a CGM can be.”

“Our commercial momentum continues to build, with strong U.S. direct-to-consumer results, now representing our largest source of new patients, improved productivity across our health care provider channel, and continued expansion of Eon Care,” added Brian Hansen, Chief Commercial Officer of Senseonics. “We were also encouraged by continued uptake of Eversense 365 in combination with the twiist™ Automated Insulin Delivery system. We look forward to continuing to drive performance with Eversense global commercialization now fully under Senseonics control.”

Second Quarter 2026 Results:

Total revenue for the second quarter of 2026 was $14.5 million, an increase of approximately 120% compared to $6.6 million for the second quarter of 2025. U.S. revenue was $12.6 million for the second quarter of 2026, an increase of more than 150% compared to $4.9 million for the second quarter of 2025, and revenue outside the U.S. was $1.9 million compared to $1.7 million in the prior year period, an increase of approximately 12%, reflecting the timing of tender updates in Europe as the Company continued its commercial transition from Ascensia. The Company expects this timing dynamic to normalize in the third and fourth quarters, with Europe still expected to represent approximately 20% of full-year revenue.

Second quarter 2026 gross profit was $8.6 million, representing gross margin of approximately 59%, compared to gross profit of $3.1 million, or 47% gross margin, for the second quarter of 2025.

Second quarter 2026 research and development expenses were $11.6 million, compared to $7.7 million for the second quarter of 2025, reflecting Gemini clinical and ongoing development of Freedom.

Second quarter 2026 selling, general and administrative expenses were $32.9 million, compared to $9.7 million for the second quarter of 2025, related primarily to the commercial integration and European transition.

Net loss was $36.7 million, or $0.63 loss per share, in the second quarter of 2026 compared to net loss of $14.5 million, or $0.36 loss per share, in the second quarter of 2025.

As of June 30, 2026, cash, restricted cash, and cash equivalents totaled $143.0 million, and outstanding indebtedness, including accrued interest, was $55.5 million, reflecting the more than $100 million raised in the second quarter through the equity offering and the amended Hercules Capital credit facility.

Full Year 2026 Financial Outlook

Senseonics is raising its full-year 2026 global net revenue guidance to $62 million to $66 million from $60 million to $64 million, representing year-over-year growth of 76% to 87%, and is raising its full-year gross margin guidance to a range of 58% to 61% from its prior range of 55% to 58%. The Company’s outlook continues to reflect the ongoing roll-out of Eversense 365 outside the United States, planned direct-to-consumer marketing investment, the status of other sales and marketing initiatives, and utilization of the patient assistance programs for Eversense 365.

Conference Call Information

Management will hold a conference call to review the Company’s second quarter 2026 performance starting today at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on Senseonics’ website at www.senseonics.com by navigating to “Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 1-800-343-5172 (US/Canada) or 1-203-518-9856 (International), passcode SENSQ2, approximately five to ten minutes prior to start time.

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the design, development and commercialization of glucose monitoring products to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM system Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense 365 and up to 180 days for Eversense E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense 365 and one time per day after day 21 for Eversense E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue and gross margin guidance under the heading “Full Year 2026 Financial Outlook,” statements regarding the performance of Senseonics and/or Eversense, the expected normalization of European revenue timing dynamics and Europe representing approximately 20% of full-year revenue, the anticipated achievement of our 100-nurse Eon Care year-end goal,  the ongoing commercial transition and roll-out of Eversense 365 in Europe, including the timing of tender updates, the expanded compatibility of Eversense 365 with automated insulin delivery systems, the future demand for Eversense, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties related to the continued commercial transition and roll-out of Eversense 365 in the European Union, including the timing of tender updates; risks related to the pace of Eon hiring and network scaling; uncertainties in insurer, regulatory and administrative processes and decisions; uncertainties in finalizing integration and commercial terms and coordination with health systems and other collaboration partners and third parties; uncertainties inherent in the ongoing commercialization and expansion of the Eversense product and Senseonics’ and its partners’ activities; uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs; the Company’s ability to satisfy conditions for future borrowings under the Hercules facility; and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed with the SEC under the heading “Risk Factors.” The forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while

Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer

LifeSci Advisors

investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$44,753	$40,234
Restricted cash	315	315
Short term investments, net	97,906	53,796
Accounts receivable, net	9,137	6,807
Accounts receivable, net - related parties	1,132	5,312
Inventory, net	8,458	6,703
Prepaid expenses and other current assets	4,755	4,366
Total current assets	166,456	117,533

Deposits and other assets	6,059	4,536
Property, equipment and intangible assets, net	4,320	4,200
Total assets	$176,835	$126,269
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,824	$4,059
Accrued expenses and other current liabilities	16,032	15,091
Accrued expenses and other current liabilities, related parties	3,823	5,198
Total current liabilities	24,679	24,348

Long-term debt and notes payables, net	55,808	35,586
Non-current operating lease liabilities	6,035	5,289
Total liabilities	86,522	65,223

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 140,000,000 and 70,000,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 52,864,750 shares and 41,265,778 shares issued and outstanding as of June 30, 2026 and December 31, 2025	53	41
Additional paid-in capital	1,176,339	1,077,923
Accumulated other comprehensive income	(54)	69
Accumulated deficit	(1,086,025)	(1,016,987)
Total stockholders’ equity	90,313	61,046
Total liabilities and stockholders’ equity	$176,835	$126,269

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue, net	$12,675	$3,223	$22,016	$5,033
Revenue, net - related parties	1,808	3,426	4,178	7,873
Total revenue	14,483	6,649	26,194	12,906
Cost of sales	5,924	3,528	10,695	8,280
Gross profit	8,559	3,121	15,499	4,626

Expenses:
Research and development expenses	11,639	7,715	20,250	15,014
Selling, general and administrative expenses	32,908	9,729	63,083	17,423
Operating loss	(35,988)	(14,323)	(67,834)	(27,811)
Other income (expense), net:
Interest income	1,032	973	1,774	1,648
Interest expense	(1,600)	(1,145)	(2,792)	(2,574)
Other expense	(149)	(6)	(186)	(23)
Total other income (expense), net	(717)	(178)	(1,204)	(949)

Net Loss	(36,705)	(14,501)	(69,038)	(28,760)
Other comprehensive loss
Unrealized (loss) gain on marketable securities	(62)	26	(123)	23
Other comprehensive (loss) gain	(62)	26	(123)	23
Total comprehensive loss	$(36,767)	$(14,475)	$(69,161)	$(28,737)

Basic net loss per common share	$(0.63)	$(0.36)	$(1.33)	$(0.75)
Basic weighted-average shares outstanding	57,842,713	40,668,245	51,910,006	38,319,113

Diluted net loss per common share	$(0.63)	$(0.36)	$(1.33)	$(0.75)
Diluted weighted-average shares outstanding	57,842,713	40,668,245	51,910,006	38,319,113